UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)


                                 Trimeris, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
        ----------------------------------------------------------------
                           (Title Class of Securities)

                                    896263100
        ----------------------------------------------------------------
                                 (CUSIP Number)
                           HealthCor Management, L.P.
                               Carnegie Hall Tower
                        152 West 57th Street, 47th Floor
                            New York, New York 10019
                        Attention: Mr. Steven J. Musumeci
                                 (212) 622-7888

                                 With a Copy to:
                                 Marc Weingarten
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2280
        ----------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 1, 2008
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Management, L.P.
        20-2893581
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY       -------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           3,950,000
 REPORTING         -------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
                   -------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Associates, LLC
        20-2891849
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           3,950,000
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO- limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Offshore, Ltd.
        N/A
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           2,574,162
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   2,574,162
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,574,162
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        11.58%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO-limited company
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Hybrid Offshore, Ltd.
        N/A
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           625,825
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
--------------------------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   625,825
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        625,825
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.82%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO-limited company
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Group, LLC
        51-0551771
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           750,013
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   750,013
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        750,013
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.37%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO-limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Capital, L.P.
        51-0551770
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                              (a) [x]
--------------------------------------------------------------------------------
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           750,013
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   750,013
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        750,013
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.37%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor L.P.
        20-3240266
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           750,013
 REPORTING
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   750,013
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        750,013
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.37%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Strategic, LLC
        20-2891864
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           0
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   0
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.0%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO- limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        Arthur Cohen
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES          0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           3,950,000
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

CUSIP NO. 896263100
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        Joseph Healey
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a) [x]
                              (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
  NUMBER OF    7   SOLE VOTING POWER
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY     8   SHARED VOTING POWER
    EACH           3,950,000
 REPORTING     -----------------------------------------------------------------
 PERSON WITH   9   SOLE DISPOSITIVE POWER
                   0
               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

This Amendment No. 5 to the Schedule 13D filed by HealthCor Management, L.P, HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Joseph Healey and Arthur Cohen (collectively "HealthCor") on August 8, 2007 (as corrected by the amendment filed on August 9, 2007), the Amendment No. 1 to the
Schedule 13D filed by HealthCor on August 14, 2007, the Amendment No. 2 to the
Schedule 13D filed by HealthCor on September 25, 2007, the Amendment No. 3 to the Schedule 13D filed by HealthCor on October 1, 2007 and the Amendment No. 4 to the Schedule 13D filed by HealthCor on October 5, 2007 is being filed to update the responses to Item 4, Item 5 and Item 7 therein.


ITEM 4: PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended by the addition of the following:

      On February 1, 2008, HealthCor Management, L.P. sent a letter to the Board of the Issuer reiterating HealthCor Management, L.P.'s concerns with regard to the Issuer's strategic direction, including the continued development of TRI-1144. HealthCor Management, L.P. stated that the Issuer should pursue a sale transaction, should not pursue acquisitions, and should return its excess cash to the shareholders. Given the importance of the decisions that face the Issuer and their potential dramatic impact on shareholder value, HealthCor Management, L.P. advised the Issuer that it sought representation on the Board and proposed two members of the firm, Arthur Cohen and Evan Sturza, to serve on the Issuer's Board. A copy of the letter is filed as Exhibit 1 to this Amendment No. 5 to the
Schedule 13D and is incorporated herein by reference.


ITEM 5: INTEREST IN SECURITIES OF THE ISSUER

Item 5(c) of the Schedule 13D is hereby amended by the addition of the following:

(c) On December 20, 2007, HealthCor Strategic, LLC transferred an aggregate of 100,000 shares of Common Stock to other HealthCor funds in private transactions in connection with the liquidation of HealthCor Strategic, LLC.

ITEM 7: MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1:  February 1, 2008 Letter to the Board

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 1, 2008

       HealthCor Management, L.P., for itself and as manager on behalf of (i) HealthCor
       Offshore, Ltd., (ii) HealthCor Hybrid
       Offshore, Ltd. and (iii) HealthCor Strategic,
       LLC

By:    HealthCor Associates, LLC, its general partner

       By: /s/ STEVEN J. MUSUMECI
           -----------------------
       Name:  Steven J. Musumeci
       Title: Chief Operating Officer

       HealthCor Capital, L.P., for itself and as general partner on behalf of HealthCor, L.P.

By:    HealthCor Group, LLC, its general partner

       By: /s/ STEVEN J. MUSUMECI
           -----------------------
       Name: Steven J. Musumeci
       Title: Chief Operating Officer

By:    HealthCor Associates, LLC

       /s/ STEVEN J. MUSUMECI
       -----------------------
       Name: Steven J. Musumeci
       Title: Chief Operating Officer

       HealthCor Group, LLC

By:    /s/ STEVEN J. MUSUMECI
       -----------------------
       Name: Steven J. Musumeci
       Title: Chief Operating Officer

       /s/ JOSEPH HEALEY
       -----------------------
       Joseph Healey, Individually

       /s/ ARTHUR COHEN
       -----------------------
       Arthur Cohen, Individually